EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May ___, 2018 (“the Effective Date”), by and between FRELII, INC. (the “Company”), and Jayson Uffens (“Executive ”).

WHEREAS, the Company is engaged in the business of offering web based subscriptions for diet and wellness plans based on genetic data (the “Company Business”);

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company;

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the rights, duties, benefits and obligations with respect to the employment of Executive by the Company under the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual and respective covenants and agreements of the parties herein contained, and other good and valuable consideration present but not specifically set forth, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive as Chief Technology Officer, and Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein. This Agreement and Executive’s employment hereunder commenced on or about May 15, 2018 (the “Start Date”), and shall continue for a period of two years, unless sooner terminated in accordance with the provisions of Section 6 hereof (the “Term”). The Term will thereafter automatically extend for successive one-year periods, but Executive’s employment may at any time be terminated in accordance with the provisions of Section 6 hereof.

2. Duties and Responsibilities. Executive shall serve as Chief Technology Officer and shall report to the Board of Directors (the “Board”) and its designees. Executive shall have the duties and responsibilities that are commensurate with that position, as well as such other duties as may be assigned to Executive by the Board from time to time. Executive shall devote such effort and time as the Executive and Company jointly deem appropriate to the business and affairs of the Company. Executive shall follow the direction of the Board and their designees, and shall perform all duties and responsibilities of the position that he holds, as those duties and responsibilities may change from time to time. Executive shall comply with the Company’s standards, policies and procedures in effect on the date of this Agreement and as they may change from time to time.

3. Compensation and Related Matters.

(a) Stock. As compensation for his services as Chief Technology Officer, Executive shall receive 300,000 restricted Common Stock shares of the Company for every year of his employment hereunder in addition to his compensation for serving as a director of the Company. Executive shall also be eligible to participate in the Company’s incentive stock option plan as in effect from time to time. The Company may grant Executive additional stock options, restricted stock units or other awards under the Company’s common stock incentive plan based on individual and Company performance criteria to be established by the Board.

Executive: _____

Company: _____

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(b) Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense account and reimbursement policies.

4. Representations and Warranties of Executive. In order to induce the Company to employ Executive, Executive hereby represents and warrants to the Company as follows:

(a) Binding Agreement. This Agreement has been duly executed and delivered by Executive and constitutes a legal, valid and binding obligation of Executive and is enforceable against Executive in accordance with its terms.

(b) No Violations of Law. The execution and delivery of this Agreement and the other agreements contemplated hereby by Executive do not, and the performance by Executive of his obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction, or similar order applicable to Executive.

(c) Litigation. Executive is not involved in any proceeding, claim, lawsuit, or investigation alleging wrongdoing by Executive before any court or public or private arbitration board or panel or governmental department, commission, board, bureau, agency or instrumentality.

(d) No Conflicting Obligations. Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information. Executive represents and agrees that he will not disclose to the Company or use on behalf of the Company any confidential information or trade secrets belonging to a third party, including any former employer. Executive further represents and agrees that he has returned, or will return before his last day of employment with his current employer, all property belonging to Executive’s current and previous employers, including but not limited to all confidential information.

(e) Past Criminal Violations. Executive represents and warrants that he has not within the past ten (10) years been convicted of any misdemeanor, other than a minor traffic infraction; and has never at any time been convicted of any felony.

Executive: _____

Company: _____

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5. Restrictive Covenants.

(a) Confidentiality Critical. The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Executive acknowledges and agrees that developing and maintaining business relationships is an important and essential business interest of the Company. Executive further recognizes that, by virtue of his employment by the Company, he will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that he will gain an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged, or secret information of the Company and its customers (“Customers ”) (collectively, all such nonpublic information is referred to as “Confidential Information”).

This Confidential Information includes, but is not limited to data relating to the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its products, loss control and information management services; the Company’s products and services; the Company’s computer system and software; lists of prospects; customer lists; the identity, authority and responsibilities of key contacts at accounts of Customers; and the composition and organization of Customers’ business. Executive recognizes and admits that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense, and worthy of protection. Executive acknowledges and agrees that only through his employment with the Company could he have the opportunity to learn this Confidential Information.

(b) Confidential Information. Executive shall not at any time (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, (A) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for Executive to perform his duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning the Customers, (B) use, directly or indirectly, for his own benefit or for the benefit of another (other than a Customer) any of such Confidential Information, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses (A) and (B).

(c) Noninterference with Employees. Executive further agrees that the Company has expended considerable time, energy and resources into training its other employees (“Co-Workers”). As a result, during his employment with the Company and for a period of eighteen (18) months thereafter, Executive shall not, for any reason, directly or indirectly, for himself or on behalf of any other person or entity, (A) induce or attempt to induce any Co-Worker to terminate employment with the Company, (B) interfere with or disrupt the Company’s relationship with any of the Co-Workers, (C) solicit, entice, hire, cause to hire, or take away any person employed by the Company at that time or during the eighteen (18) month period preceding Executive’s last day of employment with the Company, or (D) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (C).

Executive: _____

Company: _____

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(d) Non-competition. Executive further agrees with the Company to the following provisions, all of which Executive acknowledges and agrees are necessary to protect the Company’s legitimate business interests. Executive covenants and agrees with the Company that:

(i) Unless otherwise agreed between the parties, Executive shall not, during his employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company Business (as defined at the start of this Agreement), other than the ownership of 5% or less of the shares of a public company where Executive is not active in the day-to-day management of such company. With respect to the post employment application of this Section 5(d)(i), the restrictions shall extend only to those specific states, territories, or provinces where the Company conducts business on the day that Executive’s employment with the Company terminates and with which Executive had substantial contacts during his employment with the Company.

(ii) Executive shall not, during his employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, (A) solicit, call on or contact any Customer of the Company with whom Executive has had material contact during his employment with the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during his employment with the Company, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (B).

(iii) During his employment with the Company, Executive shall not own, or permit ownership by Executive’s spouse or any minor children under the parental control of Executive, directly or indirectly, an amount in excess of five percent (5%) of the outstanding shares of stock of a corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company.

(iv) Company acknowledges that Executive currently maintains an ownership interest in _______________________________________(“_______”)  and that Executive provides technology and management services to _____________.  None of Executive’s duties with ________________ or its affiliates nor Executive’s ownership of ________________________  shall constitute competition with the Company for the purposes of this section 5(d).

Executive: _____

Company: _____

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(e) Non-disparagement. At any time during or after Executive’s employment with the Company, Executive shall not disparage the Company or any shareholders, directors, officers, employees, or agents of the Company. During and after Executive’s employment with the Company, neither the Company nor its directors or officers shall disparage Executive to third parties.

(f) Understandings.

(i) The provisions of this Section 5 shall be construed as an agreement independent of any other claim. The existence of any claim or cause of action of Executive against the Company, whether predicated on Executive’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of Section 5 of this Agreement. Executive waives any right to a jury trial in any litigation relating to or arising from this Section 5.

(ii) Executive acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content. Executive agrees that the restrictions contained in this Section 5 are reasonable and will not unduly restrict him in securing other employment or income in the event his employment with the Company ends. Executive acknowledges and agrees that he executed this Agreement on or before his first day of employment with the Company.

(g) Injunctive Relief. Executive acknowledges and agrees that any breach by him of any of the covenants or agreements contained in this Section 5 would give rise to irreparable injury and would not be adequately compensable in damages. Accordingly, Executive agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal or equitable remedies available.

(h) Reformation and Survival. The Company and Executive agree and stipulate that the agreements and covenants contained in this Agreement and specifically of this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between them. The Company and Executive agree and stipulate that Executive has hereby agreed to be bound to the obligations, restrictions and covenants of this Section 5 as a condition to his employment and in consideration of his compensation, stock option grant, restricted stock unit grant, severance terms, and all other terms and provisions of this Agreement. The Company and Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. The Company and Executive agree that, if any term, clause, subpart, or provision of this Agreement is for any reason adjudged by a Court of competent jurisdiction to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, and shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and that such modification will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms. Thus, in furtherance of, and not in derogation of, the provisions of this Section 5, the Company and Executive agree that in such event, this Section 5 shall be deemed to be modified or reformed to restrict Executive’s conduct to the maximum extent (in terms of time, geography, and business scope) that the court shall determine to be enforceable. The provisions of this Section 5 shall survive the termination of this Agreement and Executive’s resignation or termination of employment, regardless of the reason and whether voluntary or involuntary.

Executive: _____

Company: _____

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6. Termination.

(a) Termination By The Company With Cause. The Company has the right, in its reasonable determination at any time during the Term, to terminate Executive’s employment with the Company for Cause (as defined below) by giving written notice to Executive as described in this Section 6(a). Prior to the effectiveness of termination for Cause under clause (i), (ii), (iii) or (iv) in the next-following paragraph, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned clauses, and an opportunity to cure in the event Executive disputes such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive following such thirty (30) calendar day notice period unless Executive has cured the condition giving rise to the Cause. The Company’s termination of Executive’s employment for Cause under clause (v) or (vi) of the next-following paragraph shall be effective immediately upon the Company’s written notice to Executive. If the Company terminates Executive’s employment for Cause, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

As used in this Agreement, the term “Cause” shall mean and include (i) Executive’s abuse of alcohol or controlled substance that materially affects Executive’s performance of Executive’s duties under this Agreement; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (iii) material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business of the Company; (iv) material failure by Executive to satisfactorily perform his duties hereunder, a material breach by Executive of this Agreement, or Executive engaging in conduct that materially conflicts with the best interests of the Company or that may materially harm the Company’s reputation; (v) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation is reasonably likely to result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) Executive’s being convicted of a felony or a misdemeanor involving moral turpitude.

Executive: _____

Company: _____

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(b) Termination by The Company Without Cause. The Company shall have the right, at any time during the Term, to terminate Executive’s employment with the Company without Cause by giving written notice to Executive, which termination shall be effective thirty (30) calendar days from the date of such written notice. The Company may provide thirty (30) days’ pay in lieu of notice. If the Company terminates Executive’s employment without Cause, the Company’s obligation to Executive shall be limited solely to (i) unpaid Base Salary plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination; (ii) if there is no unpaid bonus earned for the year of termination, an amount equal to the product of 100% of Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days he is employed by the Company during the year in which the termination occurs and the denominator of which is 365 and, if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid; (iii) severance in an amount equal to Executive’s then-current Base Salary for a period of eighteen (18) months; (iv) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for the health insurance coverage for himself and his eligible dependents for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due, and in the event of the death of Executive before the expiration of such eighteen (18)-month period, the Company shall, for the remainder of such period, continue to pay the COBRA premiums for the Executive’s dependents (including his spouse, if any) who were receiving COBRA coverage at the time of his death; and (v) the pro-rata share of . Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between Executive and the Company; provided, however, any stock options awarded to Executive under this Agreement shall immediately vest upon termination of Executive by the Company without Cause. As a condition to his receipt of the post-employment payments and benefits under clauses (ii), (iii) and (iv) of the third sentence of this Section 6(b), Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company. The amount described in clause (ii) of the third sentence of this paragraph shall be paid on the ninetieth (90th) calendar day after the date of Executive’s termination of employment, and the severance described in clause (iii) of the third sentence of this paragraph shall be paid in equal installments according to the normal payroll schedule, the first payment to Executive to be made on the next scheduled payroll date that occurs on or after the ninetieth (90th) day after the date of Executive’s termination of employment, provided that, in the case of amounts described in clauses (ii) and (iii) of the third sentence of this Section 6(b), the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement. Executive shall have no duty to mitigate damages under this Section 6(b) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self-employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 6(b) shall not apply if Executive’s employment is terminated by the Company or a succeeding entity without Cause upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof. In such case, Section 7 of this Agreement shall control.

Executive: _____

Company: _____

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(c) Termination by Executive for Good Reason. Executive has the right, in his reasonable determination at any time during the Term, to terminate his employment with the Company for Good Reason (as defined in this Section 6(c) below) by giving written notice to the Company as described in this Section 6(c) below. Prior to the effectiveness of termination for Good Reason, within thirty (30) calendar days following the existence of a condition constituting Good Reason, Executive shall provide written notice to the Company specifically identifying the reason or reasons which are alleged to constitute Good Reason, and an opportunity to cure within a period of not less than thirty (30) days; provided, however, that Executive shall have no obligation to continue his employment with the Company following such thirty (30) calendar day notice period unless the Company cures the event(s) giving rise to Executive’s Good Reason notice. As used in this Section 6(c), the term “Good Reason ” shall mean (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) requiring Executive to move his place of employment more than 75 miles from his place of employment prior to such move; or (iii) a material breach by the Company of this Agreement; provided that in any such case Executive has not consented thereto. In addition to the foregoing requirements, in no event shall an Executive’s termination of his employment be considered for Good Reason unless such termination occurs within two (2) years following the initial existence of one of the conditions specified in clauses (i), (ii) and (iii) of the preceding sentence.

If Executive terminates his employment for Good Reason, the Company’s obligation to Executive shall be limited solely to (i) unpaid Base Salary plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination; (ii) if there is no unpaid bonus earned for the year of termination, an amount equal to the product of 100% of Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days he is employed by the Company during the year in which the termination occurs and the denominator of which is 365 and, if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid; (iii) severance in an amount equal to Executive’s then-current Base Salary for a period of eighteen (18) months; and (iv) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for the health insurance coverage for himself and his eligible dependents for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due, and in the event of the death of Executive before the expiration of such eighteen (18)-month period, the Company shall, for the remainder of such period, continue to pay the COBRA premiums for the Executive’s dependents (including his spouse, if any) who were receiving COBRA coverage at the time of his death. Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between Executive and the Company. As a condition to his receipt of the post-employment payments and benefits under clauses (ii), (iii) and (iv) of the first sentence of this Section 6(c), Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company. The amount described in clause (ii) of the first sentence of this paragraph shall be paid on the ninetieth (90th) calendar day after the date of Executive’s termination of employment, and the severance described in clause (iii) of the first sentence of this paragraph shall be paid in equal installments according to the normal payroll schedule, the first payment to Executive to be made on the next scheduled payroll date that occurs on or after the ninetieth (90th) day after the date of Executive’s termination of employment, provided that, in the case of amounts described in clauses (ii) and (iii) of the first sentence of this Section 6(c), the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement. Executive shall have no duty to mitigate damages under this Section 6(c) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self-employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Executive: _____

Company: _____

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Notwithstanding anything herein to the contrary, this Section 6(c) shall not apply if Executive terminates his employment with the Company or a succeeding entity for Good Reason upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof. In such case, Section 7 of this Agreement shall control.

Executive has the right, at any time during the Term, to terminate his employment with the Company without Good Reason (as defined above) by giving written notice to the Company, which termination shall be effective sixty (60) calendar days from the date of such written notice. If Executive terminates his employment without Good Reason, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination plus any accrued but unpaid bonus and benefits.

(d) Termination Upon Disability. The Company shall have the right, at any time during the Term, to terminate Executive’s employment if, during the term hereof, Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and Executive, so that Executive is unable to perform the essential functions of his job duties hereunder, with or without reasonable accommodation, for (i) a period of three (3) consecutive months; or (ii) for shorter periods aggregating ninety (90) calendar days during any twelve-month period. If the Company terminates Executive’s employment under this Section 6(d), the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary to the effective date of termination, plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination and, if there is no unpaid, earned bonus for the year in which the termination occurs, an amount equal to the product of 100% of Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days he is employed by the Company during the year in which the termination occurs and the denominator of which is 365. In addition, all unvested stock awards held by Executive, including stock options described in Section 3(b) and any other subsequent awards, shall become fully vested should the Executive be terminated upon disability.

Executive: _____

Company: _____

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(e) Termination upon Death. If Executive dies during the Term, this Agreement shall terminate, except that Executive’s surviving spouse (or if there is no surviving spouse, his estate) shall be entitled to receive the Base Salary and other accrued benefits earned up to the date of Executive’s death.

7. Change of Control.

(a) Anything in this Agreement to the contrary notwithstanding, if, upon or within one year of a Change of Control (as defined below) occurring at any time during the Term, the Company or a succeeding entity terminates Executive without Cause (as defined above) or Executive terminates his employment for Good Reason (as defined in Section 6(c) above), the Company or the succeeding entity’s obligation to Executive shall be (i) unpaid Base Salary, bonus and benefits accrued up to the effective date of termination, (ii) if there is no unpaid bonus earned for the year of termination, an amount equal to the product of 100% of Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days he is employed by the Company during the year in which the termination occurs and the denominator of which is 365 and, if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid, (iii) a lump sum payment equal to Executive’s then-current Base Salary for a period of thirty-six (36) months, and (iv) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for health insurance coverage for himself and his eligible dependents for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due, and in the event of the death of Executive before the expiration of such eighteen (18)-month period, the Company shall, for the remainder of such period, continue to pay the COBRA premiums for the Executive’s dependents (including his spouse, if any) who were receiving COBRA coverage at the time of his death. In the event of a without Cause Change of Control termination or a without Good Reason Change of Control termination, each as described herein, the payments in this Section 7(a) shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Sections 6(b) or 6(c), whichever may apply. Notwithstanding anything to the contrary contained herein or in any award agreement between Executive and the Company, in the event of a Change of Control (as defined below), (i) all unvested stock awards held by Executive, including stock options described in Section 3(b) and any other subsequent awards, shall become fully vested upon the Change of Control and, if applicable, immediately exercisable; (ii) each such award, and each already vested award described in Section 3(b), which is a stock option shall continue to be exercisable for the remainder of its term; and (iii) with respect to any award that is subject to the attainment of performance objectives or specified performance criteria, such performance objectives and criteria shall be deemed satisfied at the target level and any performance period shall be deemed to end as of the date of the Change of Control. As a condition to his receipt of the post-employment payments and benefits under this Section 7(a), other than the vesting of awards described in the preceding sentence, Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a release of claims agreement in favor of the Company, related entities and individuals and the succeeding entity, within the timeframe and in a form to be prescribed by the Company or a succeeding entity. The severance amount described in clauses (ii) and (iii) of the first sentence of this paragraph shall be paid in a lump sum on the ninetieth (90th) day after the date of Executive’s termination of employment (but in any event not later than March 15 of the year following the year in which Executive’s employment terminates), provided that the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.

Executive: _____

Company: _____

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(b) Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company during the Term, as determined in accordance with this Section 7(b). In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this Section 7(b), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii) A “change in the effective control” of the Company shall occur on either of the following dates:

(A) The date on which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 40% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 40% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

Executive: _____

Company: _____

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(B) The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(iii) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, notices and other guidance of general applicability issued thereunder.

8. Code Section 409A. Notwithstanding anything herein to the contrary, if any payments to be made, or benefits to be provided, to Executive hereunder are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the termination, then, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), the amount of such Non-Exempt Payments shall not be paid or commence earlier than the date that is six months after the termination. Any Non-Exempt Payment not made during the six-month period shall be paid in a lump sum payment on the first day of the seventh month following termination. For purposes of Code Section 409A, any reference to Executive’s termination of employment in this Agreement shall be deemed to be a reference to Executive’s “separation from service” (within the meaning of Treasury Regulation § 1.409-1(h), applying the default terms thereof), and any installment payments provided to Executive pursuant to this Agreement shall be treated as a series of separate payments.

9. Successors; Assignment, Etc.; Third Party Beneficiaries.

(a) Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns. The terms “successors” and “assigns” shall include, but not be limited to, any succeeding entity upon a Change of Control.

(b) Neither this Agreement nor any of the rights or obligations of Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b). This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to his surviving spouse, or if there is no surviving spouse, to Executive’s estate.

Executive: _____

Company: _____

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10. Notice. For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to Executive :	If to the Company :

Jayson Uffens	2600 W. Executive Pkwy. Suite 500, Lehi, UT 84043
Attn: Legal Department

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address shall be effective only upon actual receipt.

11. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and such officers as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time. No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement. If any term, clause, subpart, or provision of this Agreement is for any reason adjudged to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Indiana.

12. Validity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

Executive: _____

Company: _____

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13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Litigation. The parties agree that the exclusive venue for any litigation commenced by the Company or Executive relating to this Agreement shall be the state courts located in Utah County, Utah, or the United States District Court, District of Utah. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

15. Entire Agreement. This Agreement constitutes (i) the binding agreement between the parties and (ii) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein. All prior negotiations concerning Executive’s employment with the Company have been merged into this Agreement and are reflected in the terms herein.

[Signature Page to Follow]

Executive: _____

Company: _____

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

EXECUTIVE:

By:
Name:	Jayson Uffens

COMPANY:

FRELII, INC.

By:
Name:	Ian Jenkins
Title:	CEO

Executive: _____

Company: _____

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